    As filed with the Securities and Exchange Commission on January 7, 1998

                                                     Registration No. 333-08391
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            -----------------------

                       POST EFFECTIVE AMENDMENT NO. 1 AND
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                             -----------------------

                            CPI AEROSTRUCTURES, INC.
                (Name of Registrant as Specified in Its Charter)
                        ---------------------------------
         New York                                            11-2520310
(State or Jurisdiction of                                  (I.R.S. Employer
Incorporation or Organization)                          Identification Number)
                              200A Executive Drive
                            Edgewood, New York 11717
                                 (516) 586-5200
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                       ----------------------------------
                              Theodore J. Martines
                            Executive Vice President
                            CPI Aerostructures, Inc.
                              200A Executive Drive
                            Edgewood, New York 11717
                                 (516) 586-5200
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                             Elliot H. Lutzker, Esq.
                             Snow Becker Krauss P.C.
                                605 Third Avenue
                            New York, New York 10158
                            Telephone: (212) 687-3860
                               Fax: (212) 949-7052

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant
to dividend or interest reinvestment plans, please check the following box [   ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. [   ]

================================================================================

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                Proposed            Proposed
           Title of Each                                        Maximum             Maximum
              Class of                      Amount              Offering           Aggregate             Amount of
           Securities to                     to be               Price              Offering            Registration
           Be Registered                  Registered          Per Share(1)         Price (1)                Fee
----------------------------------------------------------------------------------------------------------------------
Common Shares, $.00l par              2,050,000 shs. (2)$          1.00(2)          $2,050,000          $ 706.90(14)
    value
----------------------------------------------------------------------------------------------------------------------
Common Shares, $.001 par                993,750 shs. (3)          $2.00             $1,987,500          $ 602.27(14)
    value
----------------------------------------------------------------------------------------------------------------------

Bonus Shares, $.001 par value           300,012 shs. (4)          $2.00             $  600,024          $ 181.83
----------------------------------------------------------------------------------------------------------------------
Placement Agent's Common                205,000 shs. (5)          $1.00             $  205,000          $  70.69(14)
Shares
----------------------------------------------------------------------------------------------------------------------
Placement Agent's Common                102,500 shs. (6)          $2.00             $  205,000          $  70.69(14)
    Shares

----------------------------------------------------------------------------------------------------------------------
Placement Agent Bonus Shares,            33,825 shs. (4)          $2.00             $   67,650          $  20.50
$0.001 par value
----------------------------------------------------------------------------------------------------------------------
Consultant's Common Shares              300,000 shs. (7)          $1.00             $  300,000          $ 103.45(14)
----------------------------------------------------------------------------------------------------------------------
Underwriter's Warrants                  100,000 wts. (8)           6.00             $  600,000          $ 181.82(14)
----------------------------------------------------------------------------------------------------------------------
Underwriter's Common                    566,038 shs. (9)               (10)                   (10)              (10)
     Shares, $.001 Par Value
----------------------------------------------------------------------------------------------------------------------
Underwriter's Unit Warrants             100,000 wts. (9)               (10)                   (10)              (10)
----------------------------------------------------------------------------------------------------------------------
Underwriter's Unit Warrant              100,000 shs. (11)         $2.50              $ 250,000          $  75.76(14)
shares
----------------------------------------------------------------------------------------------------------------------
Common Shares, $.001 par                100,000 shs. (12)         $2.71(13)         $     2.71          $  82.12
value
======================================================================================================================

Total Registration Fee............................................................................      $2,096.03(14)

=======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended.

(2) These shares were sold in a private placement (the "Private Placement") by the Company as part of 82 units ("Units"), each consisting of 25,000 Common Shares and Redeemable Class B Common Share Purchase Warrants (the "Warrants") to purchase 12,500 Common Shares, at $25,000 per Unit.

(3)  Issued upon exercise of the warrants issued in the Private Placement.

(4) These Shares were issued pursuant to the Company's temporary increase of 33% of the number of shares issuable upon the exercise of Class B Warrants.

(5) These shares were issued upon exercise of Placement Agent's Warrants to purchase 8.2 Units issued by the Company in the Private Placement to Barber & Bronson Incorporated (the "Placement Agent").

(6)  Issued upon exercise of the Placement Agent's Warrants.

(7) Issued upon exercise of the warrants issued to the Placement Agent in April 1996 for consulting services.

(8) Issued to Whale Securities Co., L.P., the Underwriter of the Company's September 1992 initial public offering. and its assignees (collectively, the "Underwriter"). Each Underwriter's Warrant is exercisable at $1.06 per Warrant, as adjusted, to purchase 5.66038 Common Shares and one Common Share Purchase Warrant to purchase one Common Share, at $2.50 per share, as adjusted.

(9)  Issuable upon exercise of the Underwriter's Warrants.

(10) Pursuant to Rule 457(g), no additional registration fee is required for securities issuable upon exercise of the Underwriter's Warrants.

(11) Issuable upon exercise of the Underwriter's Unit Warrants.

(12) Issued to Chase Equity Associates, L.P. ("Chase") pursuant to a Compensation letter dated August 25, 1997, between the Company and the Chase Manhattan Bank (the "Lender") as part of the consideration for the Lender's providing financing for the Company's purchase of Kolar Machine, Inc., a New York corporation.

(13) Pursuant to Rule 457(c) under the Securities Act, the registration fee has been caluclated based upon the closing sale price of the Comapny's Common Stock on December 23, 1997.

(14) Of the $2,096.03 Total Registration Fee, $1,951.74 was previously paid by the Company pursuant to the Registration Statement on Form S-3, Registration No. 333-08391, filed on August 27, 1996, and $144.29 is being paid with this Registration Statement.

         Pursuant to Rule 429 under the Act, this Registration Statement relates to the Registration Statement on Form S-3 (File No. 333-08391), as amended. The Registrant hereby amends this Registration Statement on such date or dates as may be to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

This document is a preliminary document being issued for information only. It does not, nor is intended to constitute, an offer to acquire any Shares in the Company. An investor who subsequently acquires Shares in the Company must rely on the terms of and disclosure in a final form of the Private Placement Memorandum to be produced by the Company. This document is confidential to the adressee and it may not be copied or passed on, in whole or in part, or its contents be discussed with any person outside the group or affiliates of the addressee or their professional advisers. This document has not been approved by any competent Supervisory authority, including the Bermuda Monetary Authority, and the information contained herein is subject to material updating, revision, correction, completion, verification and amendment. Statements contained herein include statements of circumstances which may exist at the date upon which the Private Placement Memorandum is circulated, but may not exist at the present time.
                     SUBJECT TO COMPLETION, JANUARY 7 1998
PROSPECTUS

                            CPI AEROSTRUCTURES, INC.
                             4,751,125 Common Shares

         This Prospectus pertains to 4,751,125 Common Shares (the "Shares"), $.001 par value per share of CPI Aerostructures, Inc., a New York corporation ("CPI Aerostructures" or the "Company"), that may be sold by the Selling Shareholders named herein (the "Selling Shareholders").

         The Shares offered hereby were initially issued by the Company to certain investors in a private placement (the "Private Placement") of 82 Units (the "Units"), each Unit consisting $25,000 Common Shares and redeemable Class B Common Share Purchase Warrants ("Warrants") to purchase 12,500 Common Shares, at $25,000 per Unit; to Barber & Bronson Incorporated, the Company's placement agent in the Private Placement (the "Placement Agent") , in the form of warrants (the "Placement Agent's Warrants") to purchase 8.2 Units (the "Placement Agent's Units"), each Placement Agent's Unit consisting of 25,000 Common Shares and Warrants to purchase 12,500 Common Shares; to the Placement Agent in the form of consultant's warrants issued in consideration for consulting services (the "Consultant's Warrants"); to Whale Securities Co., L.P. and its assignees (collectively, the "Underwriter"), the underwriter of the Company's initial public offering ("IPO") in the form of underwriter's warrants (the "Whale Warrants") to purchase an aggregate of 566,038 Common Shares, as adjusted, and Warrants to purchase an additional 100,000 Common Shares, as adjusted. The Company temporarily increased the number of shares issuable upon the exercise of the Warrants ("Bonus Shares"), 300,012 Bonus Shares were issued upon the exercise of Warrants and 33,825 Bonus Shares were issued upon exercise of the Placement Agent Warrants. In addition, 100,000 Shares were issued to Chase Equity Associates, L.P. ("Chase") an affiliate of Chase Manhattan Bank ("Lender") by the Company pursuant to a Compensation Letter ("Compensation Letter") as part consideration for the Lender's providing financing for the Company's purchase of Kolar Machine, Inc., a New York corporation. See "Selling Shareholders." The Company will not directly receive any proceeds from the sale of the Shares by the Selling Shareholders but will receive the exercise price from the Consultant's Warrants and Whale Warrants. See "Use of Proceeds." The registration of the Shares offered hereby is being effected in connection with registration rights granted by the Company pursuant to the terms of the Private Placement, the Consultant's Warrants, the Placement Agent's Warrants, the Underwriter's Units and the Compensation Letter. In accordance with the terms of such rights, the Company will bear the expenses of such registration, which are estimated, except that the Selling Shareholders will bear the cost of all brokerage commissions and discounts incurred in connection with the sale of their portion of the Shares and their respective legal expenses. On January 5, 1998, the closing sale price of the Common Stock as reported by NASDAQ was $2 21/32.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Commencing on the effective date of this Prospectus, the Shares may be sold, from time to time, by the Selling Shareholders directly to purchasers or, alternatively, may be offered through agents, brokers, dealers or underwriters, who may receive compensation in the form of commissions or discounts from the Selling Shareholders or purchasers of the Shares. Sales of the Shares may be made on the Nasdaq Small Cap Market ("Nasdaq"), in privately negotiated transactions or otherwise, and such sales may be made at the

                The Date of this Prospectus is January __, 1998.

market price prevailing at the time of sale, a price related to such prevailing market price or at a negotiated price.

         Any brokers, dealers or agents that participate in the distribution of the Shares may be deemed to be underwriters under Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions or discounts received by them on the resale of such Shares may be deemed to be underwriting compensation under the Securities Act. The sale of the Shares by the Selling Shareholders is subject to the prospectus delivery and other requirements of the Securities Act. See "Plan of Distribution."

         THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and if given or made, such other information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, such securities in any circumstances in which such offer or solicitation is unlawful.


                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 5th Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Suite 1300, Seven World Trade Center, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may be obtained, at prescribed rates, by writing to the Commission, Public Reference Section, 450 5th Street, N.W., Washington, D.C. 20549. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically.


                      INFORMATION INCORPORATED BY REFERENCE

         The following documents filed with the Commission are incorporated into this Prospectus by reference:

     (1) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1996 ("Form 10-KSB").

     (2)  The Company's Definitive Proxy Statement dated April 21, 1997.

     (3) The Company's Quarterly Reports on Form 10-QSB dated for the fiscal quarters ended March 31, 1997, June 30, 1997 and September 30, 1997 ("Forms 10-QSB").

     (4) The description of the Company's Common Shares contained in the Company's registration statement on Form 8-A (File No.1-11398), dated September 16, 1992, filed pursuant to Section 12(g) of the Exchange Act, including any amendment or report filed for the purpose of updating such information.

     (5) The Company's Current Reports on Form 8-K dated September 9, 1997 and October 9, 1997, as amended.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company furnishes its shareholders with annual reports which contain financial statements audited by its independent certified public accounts and such other interim reports containing unaudited financial information as it deems appropriate.

         The Company will provide without charge to each person who receives this Prospectus, upon written request, a copy of any information that is incorporated by reference in the Prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such requests should be directed to the following address:

                            CPI AEROSTRUCTURES, INC.
                              200A Executive Drive
                            Edgewood, New York 11717
                         Attention: Corporate Secretary

                                   THE COMPANY

         CPI Aerostructures is engaged in contract production of structural aircraft parts and sub-assemblies (a series of parts fitted together to form a complex aerodynamic structure) for the commercial and military sectors of the aircraft industry. The Company's operations consist primarily of incorporating component aircraft parts supplied by third parties into complex sub-assemblies to satisfy specific customer requirements and precision certification standards. The sub-assemblies are incorporated into jet engine housings (nacelles) by the Company's customers or aircraft manufacturers to form final aircraft assemblies. In connection with its commercial assembly operations, the Company also provides engineering, technical and program management services to its customers.

Recent Developments

         On October 9, 1997, CPI Aerostructures, Inc., a New York corporation (the "Company"), completed the acquisition (the "Closing") of Kolar Machine, Inc., an Ithaca, New York corporation ("Kolar" or the "Seller"). On September 9, 1997, the Company had entered into an Asset Purchase Agreement (the "Agreement") with the Seller and the Seller's President pursuant to which Kolar, Inc., a Delaware corporation and wholly-owned subsidiary of the Company (the "Buyer"), agreed to acquire certain tangible and intangible assets associated with the business (the "Business") of the Seller. The Seller has been engaged in the business of precision machining and assembly manufacturing, servicing the electronics industry, including computer and microwave device manufacturers, as well as the materials handling, aerospace and banking industries. Upon the Closing, the Seller ceased to operate the Business, which was reconstituted as a new business of the Buyer.

         Pursuant to the terms of the Agreement, at the Closing the Buyer paid to the Seller $9,400,000 in immediately available funds by wire transfer and issued its $4,000,000 promissory note to the Seller (the "Note"). Pursuant to the terms of the Agreement, the Purchase Price was increased by $555,064 based upon the Seller's delivery of audited financial statements following the Closing. The Note is convertible by Seller, in whole or in part, commencing in February 1998 in no less than 100,000 share increments into 1,000,000 shares of the Company's Common Stock. In addition, pursuant to the Agreement, the Buyer separately purchased from the Seller's President for $1,500,000, certain real property that he owned and that is associated with the Business. The Company financed the acquisition of the Business substantially from The Chase Manhattan Bank and through the exercise of warrants issued in a May 1996 private placement.


                                  RISK FACTORS

         The Shares offered hereby involve a high degree of risk and should be purchased only by persons who can afford to risk the loss of their entire investment. In addition to other information contained in this Prospectus, prospective investors should carefully consider the following Risk Factors before making a decision to invest in the Company.

         This Prospectus contains, in addition to historical information, forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially. Factors that could cause or contribute to such difference include, but are not limited to, those discussed below, as well as those discussed elsewhere in this Prospectus.

Cyclicality of the Aerospace Industry

         The commercial sector of the aircraft industry experienced one of the most severe downturns in its history from 1993 to 1995 characterized by bankruptcies and consolidations among the major airlines. Permanent reductions in capital spending for the military and current decreased demand for commercial aircraft, resulting in contract cancellations or "stretch outs" (an extension of a program period of performance resulting in extensions of delivery dates), materially adversely affected the Company's operating results in 1994 and 1995. Although the Company operated profitably during 1996 and 1997, the aerospace industry remains cyclical and there can be no assurance the industry will not experience another downturn which could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-KSB and Forms 10-QSB.

Ability to Manage Growth

         The Company acquired Kolar in October 1997 and intends to continue to expand its current level of operations. Kolar has reported higher revenues than the Company for the most recent fiscal years. The Company's rapid growth is expected to place significant demands on the Company's management, technical, financial and other resources. In addition, successful expansion of the Company's operations will depend on, among other things, its ability to attract, hire and retain skilled management and other personnel, secure adequate sources of products on commercially reasonable terms and successfully manage growth, none of which can be assured. To manage growth effectively, the Company will need to improve operational, financial and management information systems, procedures and controls. There can be no assurance that the Company will be able to manage its future growth effectively, and failure to do so could have a material adverse effect on the Company's business, financial condition and/or operating results. See "Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-KSB and Forms 10-QSB.

Integration of Acquisition

         A key component of the Company's future success depends upon its ability to combine the operations of Kolar into a vertically integrated company. While the Company and Kolar operate in different industries there are operating efficiencies to be achieved by the combined entities through combined management, technical, informational and financial resources. There can be no assurance that the Company will be able to effectively integrate Kolar with its own operations, and failure to do so could have a material adverse effect on the Company's business, financial condition and/or operating results. See "Recent Developments" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Form 10-KSB and Forms 10-QSB.

Leverage

         The Company incurred a substantial amount of indebtedness in connection with its acquisition of Kolar and its refinancing with its senior lender in October 1997. The Company remains leveraged and its present debt service requirements are substantial. The effect of such leverage may negatively impact, without limitation, the ability of the Company (i) to obtain additional financing on favorable terms; (ii) to service existing debt; and (iii) to comply with financial and other covenants and operating restrictions imposed under the terms of its existing long-term indebtedness.

         The ability of the Company to satisfy such obligations will primarily depend upon the future financial and operating performance of its operating subsidiaries and upon the Company's ability to renew or refinance bank borrowings and/or to raise additional equity capital. The Company's future performance is dependent upon financial, business and other economic factors affecting the Company and the economy in particular, many of which are beyond the control of the Company and its subsidiaries. See "Management's

Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" in the Company's Form 10-KSB and Forms 10-QSB.

Dependence on Rohr

         For the years ended December 31, 1995 and 1996, sales of the Company's products to Rohr, Inc. ("Rohr") and The Nordam Corporation ("Nordam") accounted for approximately 89% and 75%, respectively, of the Company's revenues. Rohr curtailed its operations during the last several years as a result of a general downturn in the commercial aircraft industry and the loss of military business before it was sold to B.F. Goodrich Aerospace. The Company's contract with Rohr concerning the Raytheon 1000 Executive Jet was sold to Nordam, which terminated the pylon portion of the contract in September 1995. There can be no assurance that Rohr, for financial or other reasons, will not seek to further reduce its level of operations in the future or that a further decline in the economic prospects of Rohr, which could result in reduction or deferral of capital expenditures, either of which could adversely affect the Company.

         The Company's agreements with Rohr are subject to termination at will by Rohr and require the Company to, among other things, deliver certain minimum quantities of products pursuant to specific schedules. Termination of any of the Company's contracts with Rohr or the inability of the Company to maintain or enter into new contracts would have a material adverse effect on the Company unless it is able to diversify its operations. For the year ended December 31, 1996, the Company's three agreements with Rohr and Nordam for the production of sub-assemblies for the McDonnell Douglas MD-90, the Boeing 757 and the Raytheon 1000 accounted for approximately 59%, 4% and 12%, respectively, of the Company's revenues. The Boeing 757 is currently in production and the Company anticipates additional orders possibly in 1998 when Rohr is expected to deplete its inventory. The McDonnell Douglas MD-90 program is currently in production although McDonnell Douglas recently announced plans to discontinue the MD-90 Program after current orders are completed. The discontinuance of this program will have a material adverse effect upon the Company but with the acquisition of Kolar, the MD-90 Program which accounted for 59% of the Company's revenues in 1996 is expected to decrease to approximately 10% of revenues on a pro-forma basis for 1998. The Company is seeking to replace the MD-90 Program with other business but there can be no assurance that the Company will be successful in its efforts.

         Production of engine mounts for Nordam under the Raytheon 1000 program continue, but production of pylons under such program was terminated in September 1995. There can be no assurance that Rohr and Nordam will purchase additional products under such agreements or that the Company will obtain additional contracts for programs similar in scope to those previously obtained. In addition to its dependence on Rohr, the Company is dependent on sales of the particular aircraft (e.g., by Boeing), over which the Company has no control. See "Business - Customers and Contracts" in the Form 10-KSB.

Rescheduling and Early Termination; Fixed-Price Contracts; Cost Overruns

         The Company's contracts with Rohr and Nordam are subject to premature termination and rescheduling. Rohr may, in its sole discretion, elect to postpone or reschedule product delivery at any time. Delays, suspension and termination of performance by Rohr under these agreements since the beginning of 1993, have materially adversely affected the Company's operating results. The Company had expended significant funds for non-recurring costs associated with design, tooling and prototype development, as well as the purchase of component parts used in its operations, which have been recovered.

         Prices under the Company's contracts with Rohr are fixed during the term of such contracts, subject to price escalation in accordance with published indices which account principally for materials and labor costs. Accordingly, the Company is subject to increased risk of loss in the event production costs are greater than anticipated. Unforeseen events, including unanticipated production cost overruns and technical and operating difficulties, could have a material adverse effect on the Company. In the past, the Company has incurred cost overruns which could not be recovered, resulting in reduced profitability. Although the Company maintains procedures to continuously review costs under contracts and takes such steps as it deems necessary to reduce the Company's exposure to cost overruns, there can be no assurance that any measures taken will assure completion of a program or that a completed program will not involve substantially higher than anticipated costs to the Company, which may reduce its ability to realize profits from such program. See "Business - Customers and Contracts" in the Form 10-KSB.

Dependence on Government Contracts

         For the years ended December 31, 1995 and 1996, 7% and 24%, respectively, of the Company's revenues were derived from United States Government military contracts. Government reductions in capital expenditures for the military significantly decreased production of new aircraft during the last several years. However, the reductions in military budgets for new aircraft have not affected demand for replacement parts and servicing of aging military aircraft. The September 1995 awards for the A-10 and C-5 military contracts have increased the Company's future annual revenues derived from military contracts. There can be no assurance that future reductions in military spending will not adversely affect the Company's future operating results. Termination of the Company's contracts with the United States Government or the inability to obtain or maintain new contracts could have a material adverse effect on the Company. Moreover, the Company's operations in the military sector are subject to risks, including delay; termination for convenience; reduction or modification of contracts in the event of changes in the government's policies or as a result of budgetary constraints; and increased or unexpected costs resulting in losses, any or all of which could have a material adverse effect on the Company. See "Business - Customers and Contracts" in the Form 10-KSB.

Competitive Bidding

         The Company obtains military contracts through the process of competitive bidding. Contracts from which the Company has derived and expects to derive a significant portion of its revenues were obtained through competitive bidding. There can be no assurance that the Company will continue to be successful in having its bids accepted or, if accepted, that awarded contracts will generate sufficient revenues to result in profitability for the Company. Additionally, inherent in the competitive bidding process is the risk that if a bid is submitted and a contract is subsequently awarded, actual performance costs may exceed the projected costs upon which the submitted bid or contract price was based. To the extent that actual costs exceed the projected costs on which bids or contract prices were based, the Company's profitability could be materially adversely affected. See " Business - Customers and Contracts; and Marketing" in the Form 10-KSB.

Possible Fluctuations in Operating Results

         The Company's sales cycle, which generally commences at a time a prospective customer issues a request for a proposal and ends with the award of a contract with that customer, typically ranges from six months to one year. The period from the time of execution of the contract until completion of one or more pre-production phases of such contract (i.e., design, tooling and prototype development), during which time the Company recognizes revenue, typically ranges from two to three years. The Company's production cycle, which generally commences at the time the Company orders component parts and ends upon shipment of the final assembly, generally ranges from six to eighteen months. The principal factors affecting production scheduling are the length of time required to procure component parts and the customer's desire to accelerate or stagger delivery schedules. Pursuant to the Company's contracts with Rohr, the Company is not entitled to receive cash payments until products are shipped. The Company recognizes revenue as costs are incurred under such contracts based upon the percentage of completion method of accounting, which is measured by the percentage of actual costs incurred to date against estimated total costs. Accordingly, revenues may be recognized by the Company even though associated cash payments have not been received. To the extent that estimated costs of completion increase or progress under a contract is otherwise impeded, revenue recognition may be adversely affected. Furthermore, since provision for estimated losses on uncompleted contracts is made in the period in which such losses are determined, the Company's recorded revenues may be written-off in later periods in the event the Company's cost estimates prove to be inaccurate or a contract is terminated. There can be no assurance that such factors will not cause significant fluctuations in operating results.

         In fact, upon the termination of the pylon portion of the Hawker 1000 contract in September 1995, the Company incurred a charge against cost of goods sold of approximately $1,473,000. This charge was based, on its impact on past revenues using the percentage of completion method of accounting. In the event that such recovery is for a lesser amount than to what the Company believes it is contractually entitled to, the Company would incur an additional charge. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Note 1 of Notes to Financial Statements" in the Form 10-KSB.

Dependence on Third Party Suppliers and Manufacturers

         The Company purchases substantially all of its supply of raw materials, principally metals and special parts, and component parts incorporated into its products, from third-party suppliers and manufacturers. The Company believes that there are numerous available sources of supply for the Company's raw materials. While the Company attempts to maintain alternative sources for the Company's raw materials, the Company's business is subject to the risk of price fluctuations and periodic delays in delivery of raw materials. Failure by certain suppliers to continue to supply the Company with raw materials on commercially reasonable terms, or at all, would have a material adverse effect on the Company. The Company has subcontracted production of substantially all component parts incorporated into its products to third party manufacturers. Accordingly, the Company is substantially dependent on the ability of such manufacturers, among other things, to meet stringent performance and quality specifications and to conform to delivery schedules. Failure by the Company's manufacturers to comply with these and other requirements would have a material adverse effect on the Company. Furthermore, there can be no assurance that such manufacturers will dedicate sufficient production capacity to satisfy the Company's requirements for component parts within scheduled delivery times. The Company from time to time is required to purchase special parts from sole suppliers and manufacturers. The Company generally does not maintain supply agreements with its suppliers or manufacturers and purchases raw materials and component parts pursuant to purchase orders in the ordinary course of business. Failure or delay by suppliers and manufacturers in supplying necessary raw materials and components to the Company would adversely affect the Company's profit margin and the Company's ability to obtain and deliver products on a timely and competitive basis. See "Business - Raw Materials, Suppliers and Manufacturers" in the Form 10-KSB.

Competition; Technological Changes

         The markets for the Company's products are highly competitive. The Company competes with numerous well-established foreign and domestic subcontractors engaged in the supply of aircraft parts and assemblies to the commercial and military sectors of the aircraft industry, most of which possess substantially greater financial, marketing, personnel and other resources than the Company and have established reputations for success in the development, manufacture, sale and service of products. The Company also faces competition from foreign and domestic prime contractors, including Rohr, all of whom possess greater resources than the Company, thereby permitting such companies to implement extensive production programs in response to orders from aircraft manufacturers. The market for commercial aircraft is dominated by The Boeing Company, and Airbus Industries, a government supported European aircraft consortium, which typically contract production of assemblies to a limited number of large commercial contractors. Consequently, the Company's ability to increase market penetration in the commercial sector may be limited by the relatively small number of prime contractors in this market.

         In addition, the markets for the Company's services and products are characterized by technological changes. The Company's ability to compete successfully depends, in large part, on the Company having a technically competent staff and quality control procedures and on the Company's ability to adapt to technological changes and advances in the aircraft industry, including ensuring continuing compatibility with evolving requirements of its customers and aircraft manufacturers. There can be no assurance that the Company will be able to continue to keep pace with the technological demands of the marketplace or successfully enhance its services and products to be compatible with products of specific aircraft manufacturers. See "Business - Competition" in the Form 10-KSB.

Potential Products Liability and Warranty Expense

         The Company may be exposed to potential significant products liability claims although it has not been sued to date. The Company maintains a $2 million general liability insurance policy, a $10 million products liability insurance policy, and a $5 million umbrella liability insurance policy, which it believes is adequate coverage for the types of products presently marketed. There can be no assurance, however, that such insurance will be sufficient to cover potential claims or that the present level of coverage will be available in the future at reasonable cost. A partially insured or a completely uninsured successful claim against the Company could have a material adverse effect on the Company. The Company generally warrants its products to be free from defects in materials, workmanship and manufacturing processes for a specified period, generally limited to three years from the date of shipment. There can be no assurance that future warranty expenses will not have a material adverse effect on the Company.

         Under the Company's agreements with Rohr, the Company has agreed to indemnify Rohr for any costs, damages, expenses or other loss or liability incurred or paid (including reasonable attorneys' fees) arising out of any asserted claims made against Rohr, for parts supplied by the Company, provided that such claims do not arise out of the sole fault of Rohr. There can be no assurance that the Company will not be required to indemnify Rohr in the event of an adverse claim made against Rohr or that it will have the financial or other resources to do so. Moreover, to the extent the Company assumes design responsibility for products in the future, the Company could be required to obtain a higher level of insurance in order to cover possible design defects. There can be no assurance that the Company will be able to obtain a significantly increased level of coverage on commercially reasonable terms, which could limit the Company's ability to expand its operations. See "Business
- Insurance" in the Form 10-KSB.

Potential Liability; Government Regulation

         The Company's operations require the use of a limited amount of chemicals and other materials for painting and cleaning, including solvents and thinners, that are classified under applicable laws as hazardous chemicals and substances. The Company does not maintain environmental impairment insurance. There can be no assurance that the Company will not incur environmental liability arising out of the use of hazardous substances. To date, the Company has not incurred any such liability. The use of hazardous substances is subject to extensive and frequently changing federal, state and local laws and substantial regulation under these laws by governmental agencies, including the United States Environmental Protection Agency, the Occupational Safety and Health Administration, various state agencies and county and local authorities acting in conjunction with federal and state authorities. Among other things, these regulatory bodies impose requirements to control air, soil, and water pollution, to protect against occupational exposure to such chemicals, including health and safety risks, and to require notification or reporting of the storage, use and release of certain hazardous chemicals and substances. The Company believes that it is in substantial compliance with all material federal, state and local laws and regulations governing its operations and has obtained all licenses and permits required for the operation of its business.

         Amendments to statutes and regulations and/or the Company's operations in the future could require the Company to continually modify or alter methods of operations at costs which could be substantial and could subject the Company to increased regulation. There can be no assurance that the Company will be able, for financial or other reasons, to comply with applicable laws and regulations. Failure by the Company to comply with applicable laws and regulations could subject the Company to civil remedies, including fines and injunctions as well as potential criminal sanctions, which could have a material adverse effect on the Company. See "Business - Government Regulation" in the Form 10-KSB.

Federal Aviation Administration Regulation and Quality Control Standards

         The manufacture of commercial aircraft is subject to extensive regulation by the Federal Aviation Administration ("FAA") and foreign regulatory authorities. Under the FAA requirements, each aircraft is required to undergo a stringent certification process pursuant to which it is inspected for conformity with specifications and manufacturing processes and tested for safety, airworthiness and design characteristics. Upon receipt by an aircraft manufacturer of a production certificate issued by the FAA for a new aircraft, such manufacturer is required to assure that its suppliers comply with all applicable laws and regulations. Under FAA implementation of such regulations, each supplier, including the Company, is subject to periodic FAA surveillance and investigation. As a result, each manufacturer places contractual obligations upon each of its suppliers requiring such suppliers to comply with the FAA regulations. In order to assure compliance with FAA regulations, the Company's customers impose quality control standards upon the Company which incorporate the FAA requirements. These requirements are also incorporated into the inspection criteria and data to be supplied to the Company's customers pursuant to the Company's contracts. Among other things, the Company is required to inspect parts, maintain back-up documents from its suppliers relating to materials and processes and prepare documentation in order to substantiate all of the foregoing. In addition, the Company's customers require the Company to qualify as an approved supplier. In order to so qualify, the Company is required to satisfy stringent quality control standards and undergo extensive in-plant inspections of the Company's personnel, production processes, equipment and quality control systems. Although the Company's efforts are devoted to ensure that its capabilities and quality control standards meet its customers' requirements, there can be no assurance that the Company will be able to comply with quality control standards, that the Company's customers will comply with the FAA's or aircraft manufacturers' requirements, or that the Company will be able, for financial or other reasons, to qualify as an approved supplier for its existing and prospective customers. See "Business - Operations" in the Form 10-KSB.

Limited Marketing Capability

         The Company has limited marketing capabilities and resources. To date, substantially all of the Company's commercial marketing activities, exclusive of Kolar, have been conducted by members of Management. Such activities have consisted primarily of personal contact with potential customers. Because of the nature of the Company's business, Management will continue to devote a substantial amount of time developing and maintaining continuing personal relationships with the Company's customers. The Company's growth prospects, outside of Kolar, will be largely dependent upon the Company's ability to achieve greater penetration of the commercial aircraft market and an up-swing in military procurement. Achieving market penetration will require significant efforts by the Company to create awareness of and demand for the Company's services. Accordingly, the Company's ability to build its client base will be limited by the number of marketing personnel and will be dependent on the efforts of such individuals. See "Business - Marketing" in the Form 10-KSB.

Lack of Patents; Trademarks and Proprietary Protection

         None of the Company's current assembly processes or products are protected by patents. The Company relies on proprietary know-how and confidential information and employs various methods to protect the processes, concepts, ideas and documentation associated with its products. However, such methods may not afford complete protection and there can be no assurance that others will not independently develop such processes, concepts, ideas and documentation. There can be no assurance that the Company will be able to adequately protect its trade secrets or that other companies will not acquire information which the Company considers to be proprietary.

         In March 1994, the Company determined that it would be prudent to protect its reputation in the aircraft structural products market. It applied for, and received, trademark protection from the United States Patent and Trademark Office as to the use of its name and logo. See "Business - Proprietary Information" in the Form 10-KSB.

Control by Current Shareholders

         Arthur August and Theodore J. Martines, President and Executive Vice President, respectively, of the Company, and their affiliates, beneficially own approximately 22% of the Company's outstanding Common Shares, including the exercise of currently exercisable stock options. Accordingly, as the two largest shareholders in the Company, Messrs. August and Martines and their affiliates may be able to elect all of the Company's directors; increase the authorized capital; dissolve, merge, or sell the assets of the Company; and generally direct the affairs of the Company. See "Shares Eligible for Future Sale" below; and "Directors, Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act," "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions" in the Form 10-KSB.

Dependence on Key Personnel

         The success of the Company is largely dependent on the personal efforts of Arthur August, Theodore J. Martines, Daniel Liguori, President of Kolar, and other key employees. Although each of the three officers is employed under a three-year employment agreement, the loss of the services of such individuals would have a material adverse effect on the Company's business and prospects. The Company currently maintains

"key man" life insurance on the life of Mr. Liguori in the amount of $8,000,000 (payable to Chase Manhattan Bank).

No Dividends

         To date, the Company has not paid any cash dividends on its Common Shares and does not expect to declare or pay any cash or other dividends in the foreseeable future. See "Market for Common Equity and Related Shareholder Matters - Dividend Policy" in the Form 10-KSB.

Shares Eligible for Future Sale

         The Company had 7,902,997 Common Shares outstanding as of December 17, 1997, of which approximately 4,811,000 shares are deemed to be "restricted securities," as that term is defined under Rule 144 promulgated under the Securities Act, in that such shares were issued and sold by the Company in private transactions not involving a public offering. Of such shares, 1,300,000 are held by Messrs. August and Martines and members of their families, and are eligible for sale under Rule 144. 2,050,000 Shares were sold in the June 1996 Private Placement, 993,750 shares were issued upon the exercise of Warrants, 300,012 shares were issued as Bonus Shares for the early exercise of the Warrants, 33,825 shares were issued as Bonus Shares for the early exercise of the Placement Agent Warrant, and 100,000 Shares were issued to Chase as part consideration for the Lender's providing financing for the Company's acquisition of Kolar and are being registered hereby for resale by the investors on a Form S-3 Registration Statement. See "Recent Developments."

          Messrs. August and Martines agreed with the Company's former investment banking consultant (which agreement is in dispute and has been terminated by the Company), not to sell or otherwise dispose of their shares prior to January 26, 1998, unless the Company (i) is able to complete an underwritten secondary public offering, or (ii) obtains $11,000,000 of gross revenue as shown on its audited financial statements or as shown on a pro forma basis with any acquired company, for the then current fiscal year, at which time the lock-up would be terminated. The foregoing lock-up, however, is exclusive of Rule 144 sales through the Company's former investment banking consultant, in the amount of $250,000 per annum for Arthur August and $62,500 for Theodore Martines (which increases to $250,000 per annum should Mr.
Martines retire).

         In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or person whose shares are aggregated), who has owned restricted Common Shares beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Shares are quoted on the Nasdaq system, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned Common Shares for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

         The underwriter for the Company's IPO had two demand registration statements to register an aggregate of 666,038 shares underlying Underwriters' Warrants until September 24, 1997 and unlimited piggyback registration rights until September 24, 1999. These shares have been registered for resale pursuant to a separate Registration Statement and may be offered for sale. The Company's former investment banking consultant has one demand registration statement to register an aggregate of 120,000 Common Shares underlying the former consultant's options (which agreement is in dispute and has been terminated by the Company) until January 31, 2000 and unlimited piggyback registration rights until January 31, 2000.

         The Company could register the Common Shares issuable upon exercise of outstanding stock options at any time in which event such shares would be immediately eligible for sale.

         No prediction can be made as to the effect, if any, that market sales of Common Shares or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Shares may be sold in the public market may adversely affect prevailing market prices for the Common Shares and could impair the Company's ability to raise capital through the sale of its equity securities.

Effect of Outstanding Exercisable Securities and Registration Rights

         The Company had outstanding options and warrants to purchase Common Shares exercisable at various prices from $1.00 to $3.00 (subject to adjustment) pursuant to which an aggregate of approximately 1,371,500 Common Shares may currently be issued. This includes warrants to the Company's former underwriter, former investment banking consultant and the Placement Agent to purchase up to an aggregate of approximately 744,850 Common Shares (subject to adjustment) (the "Underwriters' Warrants"); and 626,400 employee and consultant stock options granted as of December 10, 1997.

         During the respective terms of the Company's outstanding derivative securities, the holders thereof may be able to purchase Common Shares at prices substantially below the then current market price of the Company's Common Shares with a resultant dilution in the interests of the existing shareholders. The holders of the Company's derivative securities may be expected to exercise their rights to acquire Common Shares at times when the Company would, in all likelihood, be able to obtain needed capital through a new offering of securities on terms more favorable than those provided by these outstanding securities. Thus, the terms upon which the Company may obtain additional financing during the next several years may be adversely affected. In addition, the exercise of outstanding derivative securities and the subsequent public sales of Common Shares by holders of such securities pursuant to a registration statement, including the one for the Shares offered hereby, effected at their demand, under Rule 144 or otherwise, could have an adverse effect upon the market for and price of the Company's securities. See "Description of Securities," "The Offering and Sale of Units," "Shares Eligible for Future Sale" and "Executive Compensation - Stock Options" in the Form 10-KSB."

Securities Market Factors

         In recent years, the securities markets have experienced a high level of volume volatility and market prices for many companies, particularly small and emerging growth companies, have been subject to wide fluctuations in response to quarterly variations in operating results. The securities of many of these companies which trade in the over-the-counter market, have experienced wide price fluctuations, which in many cases were unrelated to the operating performance of, or announcements concerning, the issuers of the affected stock. Factors such as announcements by the Company or its competitors concerning technological innovations, new products or procedures, government regulations and developments or disputes relating to proprietary rights and factors affecting the aerospace industry generally may have a significant impact on the market for the Company's securities. General market price declines or market volatility in the future could adversely affect the future price of the Company's securities. See "Market for Common Equity and Related Shareholder Matters" in the Form 10-KSB.


                                 USE OF PROCEEDS

         The Shares offered hereby were initially issued by the Company to certain investors in the Private Placement consisting of 82 Units, each Unit consisting of 25,000 Common Shares and redeemable Warrants to purchase 12,500 Common Shares, at $25,000 per Unit, to the Placement Agent of the private Placement in the form of Placement Agent's Warrants to purchase 8.2 Units consisting of 205,000 Common Shares and Warrants to purchase 102,500 Common Shares. The Company temporarily increased the number of shares issuable upon the exercise of the Warrants, 4,167 Bonus Shares were issued per unit upon the exercise of the Warrants, and the Placement Agent Warrants. The Company issued to the Placement Agent in April 1996 as Consultant's Warrants to purchase 300,000 Common Shares issued in consideration for consulting services, and Underwriter's Warrants to Whale Securities Co., L.P. and its assignees (collectively, the "Underwriter"), the underwriter of the Company's IPO to purchase an aggregate of 566,038 Common Shares, as adjusted, and warrants to purchase an additional 100,000 Common Shares.

         The Company will not receive the proceeds of sales of the Shares by the Selling Shareholders. However, upon the full exercise of the Underwriter's Warrants, the Underwriter's Unit Warrants, and the Consultants Warrants the Company will receive aggregate cash of $600,000, $250,000 and $300,000, respectively. The Company will use the proceeds from the payment of the respective exercise prices for working capital and general corporate purposes.

                              SELLING SHAREHOLDERS

         The table below sets forth, with respect to each Selling Shareholder, based upon information available to the Company as of the date hereof, the number of Common Shares beneficially owned, the number of Shares to be sold, and the number and percentage of outstanding Common Shares beneficially owned before and after the sale of the Shares offered hereby. None of the Selling Shareholders has been an affiliate of the Company during the preceding three years, except as noted. Although there can be no assurance that the Selling Shareholders will sell any or all of the Shares, the following table assumes that each of the Selling Shareholders will sell all Shares offered by this Prospectus.

                                                Amount and                             Shares           Percent of
                                                Nature                                 Beneficially     Class(2)
                                                Beneficial             Shares to       Owned After       After
Name                                            Ownership(1)           Be Sold         Offering         offering
----                                            ------------           -------         --------         --------

Leonard Adler & Eileen Adler                       41,667              41,667             -0-              -0-
TEN BY ENT

Mark Allbaugh & Florence                           41,667              41,667             -0-              -0-
Allbaugh JTWROS

Barry Barak & Helen Barak                          41,667              41,667             -0-              -0-
JTWROS

Bruce C. Barber & Karen Eva                       148,203(4)          148,203             -0-              -0-
Barber JTWROS(3)

George C. Barber & Shirley                         41,667              41,667             -0-              -0-
Barber JTWROS

Sonya Ben-Shmuel                                   41,667              41,667             -0-              -0-

Herman Bhojwani                                    37,500              37,500             -0-              -0-

Billy H. Branch & Tom                              12,500              12,500             -0-              -0-
Branch JTWROS

Paul M. Bronson & Laura                            41,667              41,667             -0-              -0-
Mae Bronson JTWROS

Peter David Bronson &                              41,667              41,667             -0-              -0-
Maguy F. Bronson JTWROS

Steven N. Bronson(3)                              332,219(5)          332,219             -0-              -0-

James S. Cassel(3)                                169,488(6)(7)       169,488             -0-              -0-

James S. Cassel & Mindy E                          20,833              20,833             -0-              -0-
Cassel TEN BY ENT(3)

Marvin S. Cassel & Leslie                          20,833              20,833             -0-              -0-
Cassel JTWROS

EVEREN Clearing Corp Cust                          20,833              20,833             -0-              -0-
EBO Mindy E. Cassel IRA




                                                Amount and                             Shares           Percent of
                                                Nature                                 Beneficially     Class(2)
                                                Beneficial             Shares to       Owned After       After
Name                                            Ownership(1)           Be Sold         Offering         offering
----                                            ------------           -------         --------         --------
C S Chase Construction Co                          37,500              37,500             -0-              -0-

EVEREN Clearing Corp. Cust                         20,833              20,833             -0-              -0-
FBO Gary Wayne Cole
SEPIRA

Anthony Conza                                      41,667              41,667             -0-              -0-

James A.W. Cook                                    41,667              41,667             -0-              -0-

Vincent Coppola Jr., MD &                         41,667               41,667             -0-              -0-
Lillian Coppola JTWROS

Susan Crampton & Stuart                           41,667               41,667             -0-              -0-
Crampton JTWROS

Prema Das                                         37,500               37,500             -0-              -0-

EVEREN Clearing Corp                              41,667               41,667             -0-              -0-
CUST FBO Ronald A. David IRA

Thomas L. Delaney                                 37,500               37,500             -0-              -0-

Roy A. Dempsey                                     62,500              62,500             -0-              -0-

EVEREN Clearing Corp Cust                          41,667              41,667             -0-              -0-
FBO Gordon J. Dow SEP
IRA

Martin Elkin & Dolores Elkin                       20,833              20,833             -0-              -0-
TEN ENT

Eric R. Elliot                                   73,001(8)             73,001             -0-              -0-

Leanore R. Elliot                                  41,667              41,667             -0-              -0-

Feller Development Corp                            41,667              41,667             -0-              -0-

Fred Fialkow                                       62,500              62,500             -0-              -0-

Ronald R. Fieldstone & Linda                       41,667              41,667             -0-              -0-
Fieldstone TEN BY ENT

William T. Foran Tr                                41,667              41,667             -0-              -0-
William T. Foran Trust
 U/A Dtd 5-29-92

Everen Clearing Corp Cust                          41,667              41,667             -0-              -0-
FBO David E. French IRA
Rollover

                                       16




                                                Amount and                             Shares           Percent of
                                                Nature                                 Beneficially     Class(2)
                                                Beneficial             Shares to       Owned After       After
Name                                            Ownership(1)           Be Sold         Offering         offering
----                                            ------------           -------         --------         --------
Shiva Enterprises Family                           41,667              41,667             -0-              -0-
Limited Partnership
c/o Rajesh K. Soin

Emanuel Goldstein & Rosa                           20,833              20,833             -0-              -0-
Goldstein JTWROS

Robert D. Goldstein                                41,667              41,667             -0-              -0-

Herman Goodman & Rose                              41,667              41,667             -0-              -0-
Marie Goodman JTWROS

EVEREN Clearing Corp Cust                          20,833              20,833             -0-              -0-
FBO Raymond H. Grebasch
IRA

Thomas J. Hanford                                  41,667              41,667             -0-              -0-

Mark Hart                                          41,667              41,667             -0-              -0-

Daniel F. Herr                                     20,833              20,833             -0-              -0-

First-Union National Bank                          41,667              41,667             -0-              -0-
FBO Joel D. Kamphuis

Stanley B. Kane TR                                 41,667              41,667             -0-              -0-
Stanley B. Kane REV TRUST
U/A Dtd 3/14/89

Frank Lagalia & Lydia                              41,667              41,667             -0-              -0-
Lagalia, JT TEN

Steven Levin                                       20,833              20,833             -0-              -0-

Norman Levine                                      20,833              20,833             -0-              -0-

Mark Allen Llano & Suzanne                         41,667              41,667             -0-              -0-
LIano JTWROS

John O'Gorman                                      18,750              18,750             -0-              -0-

Doug Olson                                         37,500              37,500             -0-              -0-

Nancy A. Pantori & Michael                         41,667              41,667             -0-              -0-
Pantori JTWROS

Robert S. Pearlman & Rita J.                       41,667              41,667             -0-              -0-
Pearlman JTWROS

EVEREN Clearing Corp Cust                          41,667              41,667             -0-              -0-
FBO Dr. Paul Pesce IRA

                                       17

                                                Amount and                             Shares           Percent of
                                                Nature                                 Beneficially     Class(2)
                                                Beneficial             Shares to       Owned After       After
Name                                            Ownership(1)           Be Sold         Offering         offering
----                                            ------------           -------         --------         --------
EVEREN Clearing Corp. Cust                         20,833              20,833             -0-              -0-
FBO S. Daniel Ponce IRA

Leonard A. Pulin                                   20,833              20,833             -0-              -0-

Independent Trust Corporation                      37,500              37,500             -0-              -0-
F/B/O Prime Discount Securities

Private Opportunity Partners Limited              416,670             416,670             -0-              -0-
Attn: Steven N. Bronson(3)

R.J. Srein Corp.                                   41,667              41,667             -0-              -0-
Profit Sharing Plan
U/A/D 10/31/83

Laura G. Roberts                                   41,667              41,667             -0-              -0-

Mildred Rostolder                                  18,750              18,750             -0-              -0-

Deanna R. Salpeter                                 20,833              20,833             -0-              -0-

Richard Serbin & Kathie                            20,833              20,833             -0-              -0-
Serbin JTWROS

James Allan Settlage & Carol                       41,667              41,667             -0-              -0-
Lynn Settlage JTWROS

David Shear & Hannah Shear                         20,833              20,833             -0-              -0-
TEN ENT
Hagui Schechter                                    41,667              41,667             -0-              -0-

EVEREN Clearing corp Cust                          41,667              41,667             -0-              -0-
FBO Yehuda Schechter IRA
Rollover

Zvika Schechter                                    20,833              20,833             -0-              -0-

Nancy B. Sheretz                                   41,667              41,667             -0-              -0-

Craig L. Silverman                                 37,500              37,500             -0-              -0-

David Singerman                                    41,667              41,667             -0-              -0-

Richard Sinise                                     50,000              50,000             -0-              -0-

Mark A. Skoda                                      41,667              41,667             -0-              -0-

Joseph A. Spinella                                 41,667              41,667             -0-              -0-

                                                Amount and                             Shares           Percent of
                                                Nature                                 Beneficially     Class(2)
                                                Beneficial             Shares to       Owned After       After
Name                                            Ownership(1)           Be Sold         Offering         offering
----                                            ------------           -------         --------         --------
Delaware Charter Guarantee                         41,667              41,667             -0-              -0-
& Trust Co. Custodian FBO
Law Office of Bruce R. Thaw
KEOUGH Plan

Allan Thaw                                         41,667              41,667             -0-              -0-

EB Family Partners LTD VA                          41,667              41,667             -0-              -0-
DTD 03-26-93
ATTN: Eliahu Ben Shmuel

Robert Van Lier                                    20,833              20,833             -0-              -0-

Frank Vicino, Jr.                                  41,667              41,667             -0-              -0-

Stephen Yetzer & Karen                             41,667              41,667             -0-              -0-
Yetzer TR The Yetzer Family
Trust U/A dtd 3-12-93

Stephen W. Zack                                    20,833              20,833             -0-              -0-

Boris Zalkind                                      41,667              41,667             -0-              -0-

Robert B. Zann TR                                  41,667              41,667             -0-              -0-
Robert B. Zann REV TRUST
U/A dtd 2/22/94

Charles Watkins                                    30,000(9)           30,000             -0-              -0-

Barry J. Booth                                      6,330(10)           6,330             -0-              -0-

Alvin Katz                                         30,000(9)           30,000             -0-              -0-

Whale Securities Co., L.P.                        351,162(11)         351,162             -0-              -0-

William G. Walters                                 70,906(11)          70,906             -0-              -0-

Elliot S. Smith                                    70,900(11)          70,900             -0-              -0-

Estate of Howard D. Harlow                         54,795(11)          54,795             -0-              -0-

Nicholas Anari                                     11,196(11)          11,196             -0-              -0-

James D. Whitten                                    5,541(11)           5,541             -0-              -0-

Cynthia Buchwalter                                  1,632(11)           1,632             -0-              -0-

Mark Silverman                                     99,906(11)          99,906             -0-              -0-

Chase Equity Associate, L.P.                      100,000             100,000             -0-              -0-

(1) Under Securities and Exchange Commission rules, beneficial ownership includes any shares as to which an individual has sole or shared voting power or investment power. Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all Common Shares beneficially owned by them. A person is also deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by such person (but not those held by any other person) and are exercisable within 60 days from the date hereof have been exercised.

(2) Based on a total of 7,902,997 Common Shares issued and outstanding as of December 17, 1997.

(3) Bruce Barber, Steven N. Bronson and James S. Cassel are each officers and directors of Barber & Bronson Incorporated ("BBI"), the Placement Agent. BBI is a consultant of the Company pursuant to a consulting agreement dated April 3, 1996, which expires on April 2,1998, and pursuant to which the Placement Agent and its assigns received Consultant's Warrants to purchase 300,000 Common Shares in April 1996. BBI also acted as Placement Agent of the Private Placement pursuant to which it received Placement Agent's Warrants to purchase 8.2 Units, each Unit consisting of 25,000 Common Shares and warrants to purchase 12,500 Common Shares at a price of $25,000 per Unit. BBI was issued 33,825 Bonus Shares for the early exercise of the Placement Agent Warrants.

(4)  Includes 49,926 Common Shares issuable upon exercise of Consultant's
     Warrants.

(5) Includes 119,890 shares issuable upon exercise of Consultant's Warrants issued on April 3, 1996 to the Placement Agent under the Company's consulting agreement with the Placement Agent. Does not include an additional 416,670 Common Shares beneficially owned by Private Opportunity Partners, Ltd., of which Mr. Bronson is President of the partnership's sole general partner Mr. Bronson disclaims beneficial ownership of the securities owned by Private Opportunity Partners, Ltd.

(6)  Includes 52,500 shares issuable upon exercise of Consultant's Warrants.

(7) For purposes of this calculation, the number of shares beneficially owned has been increased to include 20,833 Common Shares issued to EVEREN Clearing Corp. Cust FBO James S. Cassel IRA and James S. Cassel & Mindy E. Cassel TEN BY ENT. Does not include 20,833 Common Shares issued to Mr. Cassel's wife's IRA. Mr. Cassel disclaims beneficial ownership of such securities.

(8) Includes 20,833 Common Shares issued to Everen Clearing Corp. Cust. FB0 Eric E. Elliot IRA and 14,684 shares issuable upon exercise of Consultant's Warrants.

(9)  Consists of shares issuable upon exercise of Consultant's Warrants.

(10) Consists of 3,000 Common Shares issuable upon exercise of Consultant's Warrants.

(11) Issuable upon full exercise of Underwriter's Warrants issued to Whale Securities Co., L.P. and its assignees in the Company's initial public offering, each warrant exercisable at $1.06. as adjusted, to purchase 5.66038 Common Shares and one Common Share Purchase Warrant to purchase one Common Share at $2.50 per Common Share. Does not include any Common Shares that may be held by Whale Securities Co., L.P., a registered NASD member firm in its firm trading account.


                              PLAN OF DISTRIBUTION

         The Selling Shareholders are offering the Shares for their own account and not for the account of the Company. The Selling Shareholders may continue to sell the Shares directly to purchasers or, alternatively, may offer the Shares from time to time through other agents, brokers, dealers or underwriters, who may receive compensation in the form of concessions or commissions from the Selling Shareholders. Sales of the Shares may be made in one or more transactions on Nasdaq, in privately negotiated transactions or otherwise, and such sales may be made at the market price prevailing at the time of sale, a price related to such prevailing market price or a negotiated price. The sale of the Shares is subject to the Prospectus delivery and other requirements of the Act.

         Under the Exchange Act and the regulations thereunder, any person engaged in a distribution of the Common Shares of the Company offered by this Prospectus may not simultaneously engage in market making activities with respect to the Common Shares of the Company during the applicable "cooling off" periods prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Rule 102 of Regulation M promulgated under the Exchange Act, which provisions may limit the timing of purchases and sales of Common Shares by the Selling Shareholders.

         To the extent required, the Company will use its best efforts to file, during any period in which offers or sales are being made, one or more amendments or supplements to this Prospectus or a new registration statement with respect to the Shares to describe any material information with respect to the plan of distribution not previously disclosed in this Prospectus, including the name or names of any additional underwriters, dealers or agents, if any, the purchase price paid by the underwriter for Shares purchased from a Selling Shareholder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

                     COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

         Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158 is acting as counsel to the Company and will pass upon the legality of the Common Shares offered hereby. SBK Investment Partners, a partnership consisting of certain members of Snow Becker Krauss P.C., holds options to purchase 20,000 of the Company's Common Shares.

                                     EXPERTS

         The financial statements of CPI Aerostructures, Inc. at December 31, 1996 and for each of the two years in the period ended December 31, 1996 incorporated herein by reference to the Company's Form 10-KSB for the fiscal year ended December 31, 1996 in this Prospectus have been included in reliance upon the report of Goldstein Golub Kessler & Company, P.C., independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing.

================================================================================
         No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in or incorporated by reference into the Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or any offer to sell or the solicitation or an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Subject to any duties and obligations under applicable securities laws to update information contained or incorporated by reference herein, neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs or the Company since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.




                                TABLE OF CONTENTS


                                                                     Page
                                                                     ----
Available Information .............................................    2
Information Incorporated by Reference..............................    2
The Company........................................................    4
Risk Factors.......................................................    4
Use of Proceeds....................................................   14
Selling Shareholders...............................................   15
Plan of Distribution...............................................   21
Commission Position on Indemnification for
    Securities Act Liabilities.....................................   21
Legal Matters......................................................   21
Experts............................................................   22
Financial Statements...............................................  F-1


================================================================================

================================================================================




                                    4,751,125
                                  Common Shares







                               CPI AEROSTRUCTURES,
                                      INC.







                                   Prospectus











                                 January__, 1998




================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

         The expenses payable by the Company in connection with the issuance and distribution of the securities being registered are estimated below:

         SEC registration fee...................................      $144.29
         Blue sky fees and expenses.............................        2,500
         Legal fees and expenses................................       20,000
         Printing and engraving expenses........................        5,000
         Accounting fees........................................        5,000
         Miscellaneous..........................................     2,355.71
                                                                     --------
                  Total.........................................      $35,000
                                                                     ========


Item 15. Indemnification of Directors and Officers.

         Except to the extent hereinafter set forth, there is no statute, charter provision, By-law, contract or other arrangement under which any controlling person, Director or officer of CPI Aerostructures, Inc., a New York corporation (the "Company or the "Registrant"), is insured or indemnified in any manner against liability which he may incur in his capacity as such,

         Article 6 of the Company's Certificate of incorporation provides for the indemnification of officers and directors to the fullest extent allowed by the New York Business Corporation Law ("BCL"). In addition, ARTICLE 6 of the By-laws of the Company states:

         "6.1 INDEMNIFICATION

         "On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in it discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and expenses, including attorney's fees, actually and necessarily incurred as a result of such action or Proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding.

         On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorney's fees, actually and necessarily incurred by him in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding."

         Under Section 402(b) of the New York Business Corporation Law ("BCL"), directors and officers may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action. Moreover, the BCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may he entitled under the Certificate of Incorporation of the Company or any by-law, agreement, vote of Shareholders or disinterested directors, or otherwise.

         The BCL provides, in part, that no director shall be personally liable to a corporation or its Shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except:

         (i) for breach of the director's duty of loyalty to the corporation or its Shareholders;

         (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law:

         (iii)  pursuant to Section 702 of the BCL; or

         (iv) for any transaction from which the director derived an improper personal benefit.


Item 16. Exhibits

Exhibit
   No.  Description

(a)  Exhibits

3.1      Certificate of Incorporation of the Registrant, as amended. (1)

3.2      Amended and Restated By-Laws of the Registrant. (1)

4.1      Form of Underwriter's Warrants issued to the Underwriter. (1)

4.4 Stock Option Agreement dated January 3, 1996 between the Registrant and Stanley Wunderlich.(9)

10.1 Employment Agreement between Registrant and Arthur August dated September 15, 1995. (8)

10.2 Employment Agreement between Registrant and Theodore J. Martines dated September 15,1995. (8)

10.3     1995 Employee Stock Option Plan. (8)

10.4 Rohr Basic Purchase Agreement dated October 5, 1988 for PW3OO Pylon Assembly on BAC 125-100 Executive Jet. (1)

10.5 Rohr Basic Purchase Agreement dated March 12, 1991 for Apron Assembly on McDonnell Douglas MD-90. (1)

10.6 Rohr Basic Purchase Agreement dated May 8,1990 for Boeing 757 Lower Pan Assembly. (1)

10.7     Form of military contract. (1)

10.8 Memorandum of Agreement Concerning Select Supplier Program dated January 30, 1990 by and between the Company and Rohr Industries, Inc.
         (1)

10.9     Registrant's Sick Pay Plan. (1)

10.10 Basic Agreement for Sub-Assembly dated December 10, 1992 by and between the Registrant and Mitsui & Co. (U.S.A.), Inc. (2)

10.11 Lock-Up/Modification Agreement dated September 24, 1994 by and between the Company and Whale Securities Co., L.P (6)

10.12 First Amendment to SPA MD-90-AP-91-CPI by and between the Company and Rohr, Inc. for MD90 V2500 Apron Assembly. (6)

10.13 Lease dated November 15, 1995 by and between the Company and Heartland Rental Properties Partnership for the Company's facilities in Edgewood, New York. (8.)

10.14 Solicitation Contract dated September 19, 1995 from the Department of the Air Force. (8)

10.15 Solicitation Contract dated September 22, 1995 from the Department of the Air Force. (8)

10.16 Consulting Agreement between the Company and Stanley Wunderlich dated as of January 1, 1996. (8)

10.17    Form of Registration Rights Agreement dated June 17, 1996. (9)

10.18    Form of Subscription Agreement. (9)

10.19    Form of Placement Agent Warrants dated June 17, 1996 (9)

10.20    Form of Consultant's Warrants dated April 3, 1996. (9)

 10.21   Form of Redeemable Common Share Purchase Warrant dated June 19, 1996.
         (9)

 10.22 Placement Agent Agreement dated May 10,1996 between the Company and the Placement Agent. (9)

 10.23 Financial Consulting Agreement dated April 3, 1996 between the Company and the Placement Agent. (9)

 10.24 Financial Consulting Agreement dated September 11, 1997 between the Company and Andreas Zigouras.(11)

 10.25 Line of Credit Agreement dated September 15, 1996 between the Company and the Chase Manhattan Bank. (11)

 10.26 Termination letter dated June 28, 1996 between Chrysler Capital Corporation and the Company.(11)

 10.27 Asset Purchase Agreement, dated September 9, 1997 by and among Kolar Machine, Inc., Daniel Liguori and Kolar, Inc., a wholly owned subsidiary of the Company. (12)

 10.28   Financial Statements of Kolar Machine, Inc.(13)

*21.1    Subsidiaries of the Company.

*23.1    Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).

*23.2    Consent of Goldstein, Golub, Kessler & Company.

*24.1    Power of Attorney (see Signature Page to this Registration Statement).

---------------
 *       Included herein

(1) Filed as an exhibit to the Company's Registration Statement on Form S-1 (No. 33-49270) declared effective on September 16, 1992 and incorporated herein by reference.

(2) Filed as an exhibit to the Company's Annual Report on Form 10-K for December 31, 1992 and incorporated herein by reference.

(3) Filed as an exhibit to Post-Effective Amendment No.2 to the Company's Registration Statement on Form S-1 (No. 33-49270) declared effective on October 26, 1993 and incorporated herein by reference.

(4) Filed as an exhibit to the Company's Annual Report on Form 10-K for December 31,1993 and incorporated herein by reference.

(5) Filed as an exhibit to the Company's Registration Statement on Form SB-2 (No. 33-83150) declared effective October 7, 1994 and incorporated herein by reference.

(6) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 1994 and incorporated herein by reference.

(7) Filed as an exhibit to the Company's Current Report on Form 8-K for April 29, 1994, as amended, and incorporated herein by reference

(8) Filed as an exhibit to the Company's Annual Report on Form 10-KSB for December 31, 1995 and incorporated herein by reference.

(9) Incorporated herein by reference to the Form S-8 Registration Statement (No. 333-31481).

(10) Filed as an exhibit to the Company's Report on Form 8-K for June 19, 1996 and incorporated herein by reference.

(11) Filed as an exhibit to the Company's Report on Form 10-KSB for December 31, 1996 and incorporated herein by reference.

(12) Filed as an exhibit to the Company's Current Report on Form 8-K for September 9, 1997 and incorporated herein by reference.

(13) Filed as an exhibit to the Company's Current Report on Form 8-K/A for October 9, 1997 and incorporated herein by reference.

Item 17. Undertakings

         The Company hereby undertakes:

         (1) To file, during any period in which it offers or sells Securities, a post-effective amendment to this registration statement to:

                   (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Act");

                   (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                   (iii) include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6) For determining any liability under the Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(11) under the Act as part of this registration statement as of the time the Commission declared it effective.

         (7) For determining any liability under the Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement for the Securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Edgewood, State of New York, on January 6, 1998.

CPI AEROSTRUCTURES, INC.


By: /s/ Arthur August
   ----------------------------
     Arthur August, President


                               POWER OF ATTORNEY

      Each of the undersigned hereby authorizes Arthur August as his attorney-in-fact to execute in the name of each such person and to file such amendments (including post-effective amendments) to this registration statement as the Registrant deems appropriate and appoints such person as attorney-in-fact to sign on his behalf individually and in each capacity stated below and to file all amendments, exhibits, supplements and post-effective amendments to this registration statement.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on January 6, 1998 in the capacities indicated.

/s/ Arthur August                     Chairman of the Board,
----------------------------          President (Principal Executive
Arthur August                         Officer) and Director


/s/ Theodore J. Martines              Executive Vice President
----------------------------          (Principal Accounting and
Theodore J. Martines                  Financial Officer) and Director


/s/ Stanley Wunderlich                Director
----------------------------
Stanley Wunderlich


/s/ Walter Paulick                    Director
-----------------------------
Walter Paulick

INDEPENDENT AUDITOR'S CONSENT




To the Board of Directors and Shareholders of CPI Aerostructures Inc.

We hereby consent to the incorporation by reference in the Prospectus constituting part of the Registration Statement on Form S-3 of our report dated February 10, 1997, on the balance sheet of CPI Aerostructures Inc. as of December 31, 1996, and the related statements of operations, shareholders' equity, and cash flows for each of the two years in the period then ended, which report appears in the December 31, 1996 annual report on form 10-KSB of CPI Aerostructures Inc. We also consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement of our report dated November 7, 1997 on the balance sheet of Kolar Machine Inc. as of October 9, 1997 and the related statements of income and retained earnings, and cash flows for the period from January 1, 1997 to October 9, 1997 and for the year ended December 31, 1996, which report appears in the December 16, 1997 report on Form 8-K of CPI Aerostructures Inc. We also consent to the reference to our firm under the caption "experts" in such Prospectus.


GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.
New York, New York

January 6, 1998

                                EXHIBIT INDEX

Exhibit
   No.  Description

(a)  Exhibits

 21.1    Subsidiaries of the Company.

 23.1    Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).

 23.2    Consent of Goldstein, Golub, Kessler & Company.

 24.1    Power of Attorney (see Signature Page to this Registration Statement).